                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             Allied Holdings, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             ALLIED HOLDINGS, INC.
                        160 CLAIREMONT AVENUE, SUITE 200
                             DECATUR, GEORGIA 30030

                              [LOGO INSERTED HERE]

                            NOTICE OF ANNUAL MEETING
                                  MAY 22, 2002

TO THE SHAREHOLDERS OF ALLIED HOLDINGS, INC.:

         The annual meeting of shareholders of Allied Holdings, Inc. (the "Company") will be held at the Conference Center, Decatur Holiday Inn, 130 Clairemont Avenue, Decatur, Georgia 30030 on May 22, 2002 at 10:00 a.m., local time, for the following purposes:

         1.       To elect three directors for terms ending in 2005;

         2. To amend the Company's amended and Restated Long Term Incentive Plan (the "LTI Plan") to increase the number of shares subject to the LTI Plan by 500,000 shares; and

         3. To take action on whatever other business may properly come before the meeting.

         Only holders of record of common stock at the close of business on March 26, 2002 will be entitled to vote at the meeting. The stock transfer books will not be closed.


                            By Order of the Board of Directors,



                            Thomas M. Duffy
                            Senior Vice President, Secretary and General Counsel

Decatur, Georgia
April 10, 2002

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE BY PROXY PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                             ALLIED HOLDINGS, INC.
                        160 CLAIREMONT AVENUE, SUITE 200
                             DECATUR, GEORGIA 30030

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 2002

                                PROXY STATEMENT

         This Proxy Statement is furnished to shareholders of Allied Holdings, Inc. (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders of the Company to be held on May 22, 2002 at 10:00 a.m., local time, at the Conference Center, Decatur Holiday Inn, 130 Clairemont Avenue, Decatur, Georgia 30030, and any adjournments thereof.

         The cost of soliciting proxies will be borne by the Company. In addition to solicitation of shareholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and the Company will reimburse them for their mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of the Common Stock of the Company. No remuneration will be paid directly or indirectly for the solicitation of proxies.

         An annual report to the shareholders, including financial statements for the year ended December 31, 2001 is enclosed with this Proxy Statement. This Proxy Statement and the accompanying materials are first being mailed to shareholders on or about April 10, 2002.

                          VOTING AND OUTSTANDING STOCK

         At the close of business on the record date, March 26, 2002, the Company had outstanding and entitled to vote at the annual meeting 8,293,293 shares of Common Stock. Each share of Common Stock is entitled to one vote. For each proposal to be considered at the annual meeting, the holders of a majority of the outstanding shares of stock entitled to vote on such matter at the meeting, present in person or by proxy, shall constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining a quorum. "Broker non-votes" are votes that brokers holding shares of record for their customers (i.e., in "street name") are not permitted to cast under applicable stock exchange regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals and as to which the brokers have advised the Company that they lack voting authority.

         With regard to the election of directors, votes may be cast for the nominees or may be withheld. The election of directors requires the affirmative vote of a majority of the votes cast by shares entitled to vote at the annual meeting. Votes that are withheld and broker non-votes will have no effect on the election of directors.

      With regard to the other proposals to be considered at the annual meeting, votes may be cast for or against each of the proposals, or shareholders may abstain from voting on each of the proposals.

The approval of each of the proposals requires the affirmative vote of a plurality of the shares represented at the meeting in person or by proxy and entitled to vote on such proposals. Abstentions will have the effect of votes against each of the proposals. Broker non-votes are not entitled to vote on a matter and will have no effect on the outcome of such proposals.

         You may vote in person at the annual meeting or by proxy. Whether or not you expect to be present at the annual meeting, please vote by proxy promptly. To vote by proxy, you may select one of the following options:

         VOTE BY TELEPHONE. You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours-a-day, seven days-a-week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. Proxies granted by telephone using these procedures are valid under Georgia law. You can also consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote by telephone, you do NOT need to return your proxy card.

         VOTE BY INTERNET. You can also choose to vote on the Internet. The web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours-a-day, seven days-a-week. You will be given the opportunity to confirm that your instructions have been properly recorded. Proxies granted over the Internet using these procedures are valid under Georgia law. If you vote on the Internet, you do NOT need to return your proxy card.

         VOTE BY MAIL. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Please do so as soon as possible so that your shares may be represented at the annual meeting. If you wish to view future proxy statements and annual reports on the Internet, check the box provided on the card.

         REVOCATION OF PROXY. If you vote by proxy, you may revoke that proxy at any time before it is voted at the special meeting. You may do this by: (i) voting again by telephone or on the Internet prior to the meeting; (ii) signing another proxy card with a later date and returning it to us prior to the meeting; or (iii) attending the meeting in person and casting a ballot.

         IF YOU SIGN THE PROXY CARD OR SUBMIT YOUR VOTE BY INTERNET OR BY TELEPHONE BUT DO NOT SPECIFY HOW YOU WANT YOUR SHARES TO BE VOTED, YOUR SHARES WILL BE VOTED "FOR" EACH NOMINEE LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2. THE PERSONS NAMED IN THE ENCLOSED PROXY CARD AND ACTING THEREUNDER WILL HAVE DISCRETION TO VOTE ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING IN ACCORDANCE WITH THEIR BEST JUDGMENT.

         1.       ELECTION OF DIRECTORS AND INFORMATION REGARDING DIRECTORS

         The Bylaws of the Company provide for the division of the Board into three classes, each class serving for a period of three years. Members of the three classes currently are as follows: (i) Guy W. Rutland, III, Robert R. Woodson and J. Leland Strange; (ii) Guy W. Rutland, IV, Berner F. Wilson, Jr. and Thomas E. Boland; and (iii) David G. Bannister, Robert J. Rutland, William
P. Benton and Hugh E. Sawyer. Pursuant to the Bylaws, the Board of Directors set the number of directors serving on the Board at ten in March 2002.

         The directors whose terms will expire at the 2002 annual meeting of shareholders are Guy W. Rutland, III, Robert R. Woodson and J. Leland Strange. Messrs. Rutland, Woodson and Strange each has been nominated to stand for reelection as director to hold office until the 2005 annual meeting of shareholders or until his successor is elected and qualified.

         If any nominee is unable to stand for reelection, the Board of Directors may, by resolution, provide for a lesser number of directors, or designate a substitute nominee, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSAL TO ELECT THE THREE NOMINEES FOR DIRECTORS LISTED BELOW.

NOMINEES FOR ELECTION TO TERMS EXPIRING 2005 ANNUAL MEETING

================================================================================

GUY W. RUTLAND, III
Director Since 1964
Age 65

Mr. Rutland was elected Chairman Emeritus in December 1995. Mr. Rutland served as Chairman of the Board of the Company from 1986 to December 1995. Prior to October 1993, Mr. Rutland was Chairman or Vice Chairman of each of the Company's subsidiaries.

================================================================================

J. LELAND STRANGE
Director Since 2002
Age 60

Mr. Strange is Chairman of the Board of Directors, Chief Executive Officer and President of Intelligent Systems Corporation and has been with that company since its merger with Quadram Corporation in 1982. Mr. Strange serves on the advisory board of Alliance Technology Ventures, Georgia Tech Research Corp. and Georgia Institute of Technology's DuPree School of Management.

================================================================================

ROBERT R. WOODSON
Director Since 1993
Age 70

Mr. Woodson retired as a member of the Board of Directors of John H. Harland Company in April 1999 and served as its Chairman from October 1995 to April 1997. Mr. Woodson was also the President and Chief Executive Officer of John H. Harland Company prior to October 1995. Mr. Woodson also served as a director of Haverty Furniture Companies, Inc. through May 2002.

================================================================================

================================================================================

INCUMBENT DIRECTORS - TERMS EXPIRING 2003 ANNUAL MEETING

================================================================================

DAVID G. BANNISTER
Director Since 1993
Age 46

Mr. Bannister has been a Managing Director of Grotech Capital Group since June 1998. Grotech invests in companies primarily located in the Mid-Atlantic and Southeastern regions of the United States and which are in early, emerging and later stage growth cycles. Mr. Bannister was a Managing Director in the Transportation Group of BT Alex Brown Incorporated and was employed by that firm in various capacities from 1983 to June 1998. Mr. Bannister is also a director of Landstar System, Inc.

================================================================================

WILLIAM P. BENTON
Director Since 1998
Age 78

Mr. Benton retired as an Executive Director, a position he held since January 1997, with Ogilvy & Mather, an advertising agency, effective January 1, 2002. Mr. Benton was the Vice Chairman of Wells Rich Greene/BDDP, an advertising agency, from September 1986 to January 1997. Mr. Benton held numerous key executive positions with Ford Motor Company for more than 37 years, including vice president and general manager of the Ford Division and vice president and general manager of the Lincoln-Mercury Division. He was also responsible for the operating companies within the 15 Western European countries during his Ford of Europe assignment. Mr. Benton's last position with Ford was Vice President of Marketing Worldwide. Mr. Benton is also a director of Speedway Motor Sports, Inc. and Sonic Automotive, Inc.

================================================================================

ROBERT J. RUTLAND
Director Since 1965
Age 60

Mr. Rutland has been Chairman of the Company since 1995, and served as Chairman and Chief Executive Officer of the Company from February 2001 to June 2001 and from December 1995 to December 1999. Mr. Rutland was the President and Chief Executive Officer of the Company from 1986 to December 1995. Prior to October 1993, Mr. Rutland was Chief Executive Officer of each of the Company's subsidiaries. Mr. Rutland is a member of the Board of Directors of Fidelity National Bank, a national banking association.

================================================================================

HUGH E. SAWYER
Director Since 2001
Age 48

Mr. Sawyer has been President and Chief Executive Officer of the Company since June 2001. Mr. Sawyer served as President and Chief Executive Officer of Aegis Communications Group, Inc. from April 2000 to June 2001. Mr. Sawyer served as President of Allied Automotive Group, Inc., a subsidiary of the Company, from January 2000 to April 2000. Mr. Sawyer was President and Chief Executive Officer of National Linen Service, a subsidiary of National Service Industries, Inc. from 1996 to 2000, and President of Wells Fargo Armored Service Corp., a subsidiary of Borg-Warner Corp., from 1988 to 1995. Mr. Sawyer is a member of the boards of directors of Aegis Communications Group, Inc., TWS, Inc. and Hometown Communities, LLC.

================================================================================

INCUMBENT DIRECTORS - TERMS EXPIRING 2004 ANNUAL MEETING

================================================================================

THOMAS E. BOLAND
Director Since 2001
Age 67

Mr. Boland retired as Chairman of the Board of Wachovia Corporation of Georgia and Wachovia Bank of Georgia, N.A., in April, 1994. Mr. Boland joined Wachovia (formerly The First National Bank of Atlanta) in 1954 and was a senior executive in various capacities until his retirement. Mr. Boland has been Special Counsel to the President of Mercer University of Macon and Atlanta since October 1995. Mr. Boland currently serves on the boards of directors of Citizens Bancshares Corporation and Citizens Trust Bank in Atlanta. Mr. Boland is past chairman of the board of directors of Minbanc Capital Corporation of Washington, D.C. and formerly served on the boards of directors of InfiCorp Holdings, Inc., Atlanta, VISA International and VISA U.S.A. of San Mateo, California.

================================================================================

GUY W. RUTLAND, IV
Director Since 1993
Age 38

Mr. Rutland has been Senior Vice President of Performance Management and Chaplaincy since July 2001, and was Executive Vice President and Chief Operating Officer of Allied Automotive Group, Inc., a subsidiary of the Company, from February 2001 to July 2001. Mr. Rutland was Senior Vice President
- Operations of Allied Automotive Group, Inc. from November 1997 to February 2001. Mr. Rutland was Vice President - Reengineering Core Team of Allied Automotive Group, Inc., from November 1996 to November 1997. From January 1996 to November 1996 Mr. Rutland was Assistant Vice President of the Central and Southeast Region of Operations for Allied Systems, Ltd., a subsidiary of the Company. From March 1995 to January 1996 Mr. Rutland was Assistant Vice President of the Central Division of Operations for Allied Systems, Ltd. From June 1994 to March 1995, Mr. Rutland was

Assistant Vice President of the Eastern Division of Operations for Allied Systems, Ltd. From 1993 to June 1994 Mr. Rutland was assigned to special projects with an assignment in Industrial Relations/Labor Department and from 1988 to 1993, Mr. Rutland was Director of Performance Management.

================================================================================

BERNER F. WILSON, JR.
Director Since 1993
Age 63

Mr. Wilson retired as Vice President and Vice-Chairman of the Company in June 1999. Mr. Wilson was Secretary of the Company from December 1995 to June 1998. Prior to October 1993, Mr. Wilson was an officer or Vice Chairman of several of the Company's subsidiaries. Mr. Wilson joined the Company in 1974 and has held various finance, administration, and operations positions.

================================================================================

OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

         All directors have served continuously since their first election or appointment. Robert J. Rutland and Guy W. Rutland, III are brothers. Guy W. Rutland, IV is the son of Guy W. Rutland, III. The Board of Directors held 13 meetings during 2001. Each director attended at least 75% of the meetings of the Board of Directors and the meetings of committees of which he was a member. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. Certain information regarding the function of the Board's committees, their present membership, and the number of meetings held by each committee during 2001 is presented below.

AUDIT COMMITTEE

         The Audit Committee annually reviews and recommends to the Board of Directors the certified public accounting firm to be engaged as independent auditors of the Company for the next calendar year; reviews the plans and results of the audit engagement with the independent auditors; inquires as to the adequacy of the Company's internal accounting controls; monitors the compliance with material policies and laws, including the Company's code of conduct; considers the other professional services provided by the independent auditors and whether the provision of such services impairs the independence of the auditors; and provides a direct channel of communication to the Board of Directors for the independent accountants and internal auditors. The Board of Directors of the Company has adopted a written charter for the Audit Committee.

         The members of our Audit Committee are David G. Bannister, William P. Benton, Robert R. Woodson and Thomas E. Boland. Mr. Boland was appointed to the Audit Committee in March 2002. All members of the Audit Committee are "independent" as defined by applicable listing standards. During 2001, the Audit Committee held three meetings.

                         REPORT OF THE AUDIT COMMITTEE

March 22, 2002

To the Board of Directors of Allied Holdings, Inc.:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

We have discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with Arthur Andersen LLP the accountants' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

In performing our functions, we act only in an oversight capacity. Our committee and the Board of Directors recognize that management and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than does our committee. In its oversight role, our committee relies on the work and assurances of the Company's management, which is responsible for the preparation, presentation and integrity of the Company's financial statements and reports, financial reporting process and internal controls, and of the independent auditors, who are responsible for auditing the Company's annual financial statements and, in their report, express an opinion as to the conformity of such annual financial statements to generally accepted accounting principles.

A copy of the written charter of the Audit Committee as adopted by the Board of Directors of the Company is attached to this proxy statement as Appendix A.

The foregoing report has been furnished by the Audit Committee of Allied Holdings' Board of Directors.

                         David G. Bannister, Chairman
                               William P. Benton
                               Robert R. Woodson
                                Thomas E. Boland

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document.

COMPENSATION COMMITTEE

         The Compensation Committee periodically reviews the compensation and other benefits provided to officers of the Company. Pursuant to authority delegated to it by the Board of Directors, the Compensation Committee may establish compensation for the officers of the Company and approve employment agreements with the officers of the Company. The Compensation Committee may also recommend to the Board of Directors changes to the Company's total compensation philosophy. The members of the Compensation Committee are David G. Bannister, Robert R. Woodson and William P. Benton. During 2001, the Compensation Committee held 13 meetings.

COMPENSATION OF DIRECTORS

         For the year ended December 31, 2001, each director of the Company who was not also an employee received an annual fee of $20,000 and a fee of $3,000 for each meeting of the Board attended, plus reimbursement of expenses incurred in attending meetings. An additional fee of $3,000 is paid for attending two or more committee meetings held the same day as Board meetings.

                    COMMON STOCK OWNERSHIP BY MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information about beneficial ownership of the Common Stock as of March 26, 2002 by (i) each director and executive officer of the Company named herein, and (ii) all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners of the Common Stock listed below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                        Number of Shares          Percentage of Shares
BENEFICIAL OWNER                                      Beneficially Owned(1)          Outstanding(2)
                                                      ---------------------       ---------------------
Robert J. Rutland(3)                                         1,123,894                         13.6
Guy W. Rutland, III(4)                                         850,718                         10.3
Guy W. Rutland, IV(5)                                          651,936                          7.9
A. Mitchell Poole, Jr.(6)                                      169,514                          2.0
Berner F. Wilson, Jr.(7)                                       121,017                          1.5
Hugh E. Sawyer                                                  15,000                          *
Jack G. Gross(8)                                                 5,500                          *
Daniel H. Popky(9)                                              53,048                          *
Thomas M. Duffy(10)                                             27,628                          *
David G. Bannister(11)                                          14,333                          *
Robert R. Woodson(11)                                           14,333                          *
William P. Benton(11)                                           12,333                          *
Thomas E. Boland                                                 5,000                          *
J. Leland Strange                                                   --                          *
All executive officers and directors as
  a group (12) (15 persons)                                  3,064,753                         37.0

---------------
*  Less than 1% not applicable

(1) Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days as well as any securities owned by such person's spouse, children or relatives living in the same household.
(2) Based on 8,293,293 shares outstanding as of March 26, 2002. Shares underlying outstanding stock options or warrants held by the person indicated and exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.
(3) Includes 18,099 shares owned by his wife as to which he disclaims beneficial ownership and 85,050 shares owned by him under the Restricted Stock Plan. A holder of shares under the Restricted Stock Plan has the power to vote such shares.
(4) Includes 18,099 shares owned by his wife, 67,800 shares owned by a private foundation as to which he disclaims beneficial ownership and 8,167 shares owned by him under the Restricted Stock Plan.
(5) Includes 647,211 shares held in a limited partnership of which he is directly the beneficiary and 4,725 shares owned by him under the Restricted Stock Plan.
(6) Includes 30,364 shares owned by him under the Restricted Stock Plan. Mr. Poole is no longer an executive officer or director of the Company.
(7)      Includes 1,996 shares acquired by him under the Restricted Stock Plan.
(8)      Includes 5,102 shares owned by him under the Restricted Stock Plan.
(9) Includes 23,363 shares owned by him under the Restricted Stock Plan and options to acquire 24,466 shares.
(10) Includes 2,732 shares owned by him under the Restricted Stock Plan and options to acquire 16,666 shares.
(11)     Includes options to acquire 8,333 shares for each individual.
(12) Includes 161,499 shares issued under the Restricted Stock Plan and options to acquire 66,131 shares.

         The following table sets forth certain information about beneficial ownership of each person known to the Company to own more than 5% of the outstanding Common Stock as of March 26, 2002, other than directors of the Company.

Name and Address of                                          Number of Shares               Percentage of Shares
Beneficial Owner                                            Beneficially Owned                   Outstanding
-------------------                                         ------------------              --------------------
Beck, Mack and Oliver LLC(1)                                    1,077,450                            13.0
330 Madison Avenue
New York, New York

J. B. Capital Partners, L.P.(2)                                   596,300                            7.2
23 Berkley Lane
Rye Brook, New York 10573

Dimensional Fund Advisors, Inc.(3)                                557,935                            6.7
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

Alan W. Weber(2)                                                  618,900                            7.5
23 Berkley Lane
Rye Brook, New York 10573

Bernard O. De Wulf(4)                                             525,977                            6.3
70 rua Bahia, Higienopolis
Sao Paulo, SP 01244-000
Brazil

(1) According to a Schedule 13G dated February 11, 2002, filed on behalf of Beck, Mack and Oliver LLC ("BMO"), BMO possesses shared investment power and no voting power as to the shares.
(2)      According to a Schedule 13G dated February 8, 2002, filed on behalf of
         J. B. Capital Partners, L.P. ("J.B. Capital") and Allen W. Weber, J.B. Capital possesses shared voting and investment power as to 596,300 shares, and Mr. Weber possesses sole voting and investment power as to 22,600 shares and shared voting and investment power as to 618,900 shares.
(3) According to a Schedule 13G dated January 30, 2002, filed on behalf of Dimensional Fund Advisors, Inc. ("Dimensional"), in its role as investment advisor or manager to certain investment companies, trust and accounts, Dimensional possesses voting and/or investment power over the 557,935 shares owned by such investment companies, trust and accounts. Dimensional disclaims beneficial ownership of such shares.
(4)      According to information provided by Mr. De Wulf.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board, which was formed in December 1993, reviews, establishes, administers and monitors the Company's executive compensation plans, policies and programs.

         EXECUTIVE COMPENSATION COMPONENTS. The executive compensation philosophy of the Company is to link compensation with enhancement of shareholder value and retain executive talent the Company considers important for its long-term success. The Company's executive compensation is based on the following three principal components, each of which is intended to support the overall compensation philosophy.

         Incentive Compensation. From 1997 through 2000, incentive compensation for the named executive officers was paid in accordance with the formalized approach to measuring value creation through the economic value added, or EVA, framework under the Company's EVA Plan (the "EVA Plan").

         The Compensation Committee awarded incentive compensation for the named executive officers for 2001 utilizing criteria related to the implementation of the Company's turnaround plan. The Compensation Committee determined that it would not utilize the Company's EVA Plan which was adopted in 1997, other than for employees of the Company's Axis Group subsidiary. The Company did not utilize the EVA Plan in 2001 for employees of the Company other than employees of the Company's Axis Group subsidiary because the Compensation Committee members did not believe that since the inception of the EVA Plan in 1997, the Plan's objectives of (i) creating shareholder value and (ii) rewarding participants when target objectives were achieved and (iii) sustaining continuous performance improvement, was accomplished for these employees. The Compensation Committee also believed that the EVA Plan did not reward near term shareholder value creation and was not the proper method of linking compensation with the enhancement of shareholder value or the retention of executive talent because the EVA Plan was not appropriately understood by all the employees participating in the EVA Plan, local management did not control the capital or asset deployment which is a critical component and measure utilized in the EVA Plan, and because incentive compensation should be based on achievement against the value driver metrics which have been established by the Company during 2001.

         The Compensation Committee determined that incentive compensation for 2001 should be awarded based on performance related to the Company's turnaround plan which included but was not limited to customer price increases, the elimination of nonperforming assets and expenses, deleveraging activities, improved cash management, and execution in the Company's core business units. The Compensation Committee reviewed factors such as the achievements of the Company which were directly linked to executive officers' performance against the revitalization initiatives adopted by the Company during 2001 in determining the amount of incentive compensation paid to executive officers.

         Mr. Sawyer was paid a bonus of $275,000 in 2001 pursuant to the terms and conditions of the employment agreement entered into by Mr. Sawyer and the Company. Robert J. Rutland was paid a bonus of $175,000 in 2001 based upon specific criteria utilized by the Committee, including criteria relating to the performance of Mr. Rutland as the Chief Executive Officer in addition to his position as Chairman for the period February 2001 through June 2001.

         Mr. Gross, the president of the Company's Axis Group subsidiary, was paid a bonus of $219,553 in 2001, with such bonus calculated in accordance with the terms and conditions of the EVA Plan. The Compensation Committee determined that it would utilize the EVA Plan solely in respect to the Company's Axis Group subsidiary in 2001 because utilization of the EVA Plan by the Axis Group since 1997 had appropriately linked compensation with the enhancement of shareholder value and the retention of executive talent.

         Messrs. Popky and Duffy were each paid a bonus in the amount of $150,000 in 2001, $125,000 of which was paid pursuant to the terms and conditions of the employment agreements by and between Messrs. Popky and Duffy and the Company respectively. Messrs. Popky and Duffy were required to be employees of the Company on January 1, 2002 in order to be paid these bonus amounts. The additional bonus paid to Messrs. Popky and Duffy was made based upon criteria utilized by the Committee as defined by the Company's turnaround initiatives.

         Base Salary. Base salary amounts for each of the named executive officers are specified in their employment agreements. The Committee believes these base salary amounts are appropriate given the need of the Company to attract and retain qualified executives, and are competitive with those paid to executives of other leading companies engaged in the transportation, logistics and trucking industries.

         Stock Compensation. Executive officers are eligible to receive annual grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares under the Company's Long Term Incentive Plan (the "LTI Plan"). During 2001, the Compensation Committee awarded stock options to various officers, including the named executive officers, pursuant to the LTI Plan. The Company did not award shares of restricted stock in 2001. The Compensation Committee believes that restricted stock awards and stock options assist the Company in the long-term retention of its executives and serve to align the interests of the executives with the shareholders by increasing their ownership stake in the Company.

         CEO COMPENSATION. The Compensation Committee believes that
Hugh E. Sawyer's compensation as Chief Executive Officer for the year ended December 31, 2001 was appropriately related to short and long term performance of the Company. Mr. Sawyer's base salary in 2001 was $555,000 as provided by his employment agreement and was prorated based on his tenure in the role. Mr. Sawyer was paid a bonus for the year ended December 31, 2001 of $275,000 pursuant to the terms of his employment agreement. The Compensation Committee believes that the base salary and benefits provided by Mr. Sawyer's employment agreement provide for appropriate compensation to Mr. Sawyer in light of the Company's goal of attracting and retaining a qualified chief executive, and considers the compensation received by Mr. Sawyer for 2001 to have been comparable to chief executive officers of other leading companies engaged in the transportation and trucking industries or revitalization efforts.

         The Compensation Committee believes that the compensation paid to Robert J. Rutland from the period of February 2001 through June 2001, provided appropriate compensation to Mr. Rutland in light of the Company's goal of attracting and retaining a qualified chief executive, and based upon his duties and performance during such period. In addition, the Compensation Committee believes that the compensation paid to A. Mitchell Poole, Jr. in his capacity as Chief Executive Officer in January of 2001, as provided by his employment agreement, was appropriate.

                          William P. Benton, Chairman
                               David G. Bannister
                               Robert R. Woodson

                          EXECUTIVE COMPENSATION TABLE

Remuneration paid in 2001, 2000 and 1999 to the following named executive officers and the principal positions of such individuals at December 31, 2001 is set forth on the following table:

                                                                                  LONG-TERM COMPENSATION
                                                                                                   Securities
                                                                                     Restricted    Underlying
Name and                                                             Other Annual      Stock       Options/SAR      All Other
Principal Position               Year      Salary(1)       Bonus    Compensation(2)   Awards(3)      Awards(4)   Compensation(5)
------------------               ----      ---------     ---------  ---------------  ----------    -----------   ---------------
Robert J. Rutland(6)             2001      $ 402,128     $ 175,000     $  59,931            --                     $  72,148
  Chairman and Chief             2000        403,400            --       164,342     $ 152,603            --         155,996
  Executive Officer              1999        521,000            --        38,217       323,495            --         127,077

Hugh E. Sawyer(7)                2001        287,337       275,000            --            --       500,000         360,197
  President and Chief            2000        106,458            --            --            --            --           4,429
  Executive Officer              1999             --            --            --            --            --              --

Jack G. Gross(8)                 2001        269,696       214,553            --            --            --              --
  President,                     2000        155,328       145,241        54,113         8,881            --           8,881
  Axis Group, Inc.               1999             --            --            --            --            --              --

Daniel H. Popky                  2001        260,411       150,000         7,954            --        50,000           6,021
  Senior Vice President and      2000        237,790            --       124,711        57,733            --          17,068
  Chief Financial Officer        1999        215,588            --            --        45,942        25,000          19,247

Thomas M. Duffy                  2001        235,894       150,000         7,353            --        50,000              --
  Senior Vice President,         2000        207,738            --        27,531        14,442            --          15,509
  General Counsel,               1999        167,894            --            --        10,130        25,000          11,894
  Secretary

A. Mitchell  Poole, Jr.(9)       2001        138,882            --        14,303            --            --          83,101
  Vice Chairman and Chief        2000        502,550            --       190,499       203,476            --          55,615
  Executive Officer              1999        416,800            --        28,221       181,154            --          54,700

(1) For 2000 and 1999, includes amounts contributed by such executive officers to the Company's 401(k) plan.
(2) Represents amounts paid to the named executives for reimbursement of income tax liabilities incurred due to the issuance of restricted stock awards.
(3) Represents the dollar value on the date of grant. No restricted stock awards were granted in 2001. The shares granted in 2000 are as follows: 21,418 to Mr. Rutland, 5,012 to Mr. Gross, 8,103 to Mr. Popky, 2,027 to Mr. Duffy, and 28,558 to Mr. Poole. The shares granted in 1999 are as follows: 22,504 to Mr. Rutland, 3,196 to Mr. Popky, 705 to Mr. Duffy, and 12,602 to Mr. Poole.
(4) For Mr. Sawyer, represents 500,000 shares subject to options. For Mr. Popky, represents 50,000 shares subject to options granted in 2001 and 25,000 shares subject to options granted in 1999. For Mr. Duffy, represents 50,000 shares subject to options granted in 2002 and 25,000 shares subject to options granted in 1999.
(5) Amounts in this column represent the imputed cost to the Company of the premiums paid on "split dollar" insurance agreements with the named executive officers based on an interest-free loan basis. Upon termination of each split dollar agreement for any reason, the Company will receive back the aggregate of the premiums paid by it. The amounts reported are required by the Securities and Exchange Commission's rules; however, the amounts exceed the taxable compensation recognized by the named executive officers in regard to the split dollar payments. The taxable compensation recognized by the named executive officers in 2001 as a result of payments made pursuant to the split dollar agreements is: $19,168 for Mr. Rutland; $677 for Mr. Sawyer; $311 for Mr. Popky; and $4,389 for Mr. Poole. For Mr. Sawyer, also includes for 2001 $125,000 to reimburse him for amounts paid by him related to the early termination of his employment agreement with his former employer, $75,000 to reimburse him for certain expenses incurred in relocating to Atlanta, GA and $157,142 to reimburse him for income tax liabilities incurred due to such payments.
(6) Mr. Rutland served as Chief Executive Officer from February 2001 through June 2001.
(7) For 2001, represents salary paid by the Company commencing June 18, 2001. For 2000, represents salary paid by the Company from January through April.
(8)      For 2000, represents salary paid by the Company commencing in May
         2000.
(9) Mr. Poole was removed as Vice Chairman and Chief Executive Officer in February 2001.

The following table sets forth information regarding the grant of stock options to each of the named executive officers during 2001 and the value of such options held by each such person as of December 31, 2001.

                       OPTION GRANTS FOR LAST FISCAL YEAR

                                                                                             Potential Realizable Value at
                                                                                             Assumed Annual Rates of Stock
                               INDIVIDUAL GRANTS                                             Price Appreciation for Option
                               -----------------                                                  Term (10 Years)*
                                                % of Total                                  -----------------------------
                                 Number of       Options                                         5%                10%
                                Securities      Granted to     Exercise                     ----------       ------------
                                Underlying    Employees in       Price      Expiration       Aggregate         Aggregate
        Name                    Options (1)    Fiscal Year   ($/Share)(1)      Date            Value             Value
        ----                    -----------   ------------   ------------   ---------       ----------        -----------
Robert J. Rutland                      --           --            --              --                --                 --

Hugh  E. Sawyer                   500,000         58.8         $2.68         6/18/11         $ 845,000        $ 2,135,000

Jack G. Gross                          --           --            --              --                --                 --

Daniel H. Popky                    50,000          5.9         $2.77         6/01/11         $  87,000        $   220,500

Thomas M. Duffy                    50,000          5.9         $2.77         6/01/11         $  87,000        $   220,500

A. Mitchell Poole                      --           --            --              --                --                 --

* The dollar gains under these columns result from calculations assuming 5% and 10% growth rates from the closing price of the Company's Common Stock on the date of grant, as prescribed by the Securities and Exchange Commission, and are not intended to forecast future price appreciation of the Common Stock.

(1) For Mr. Sawyer, represents 500,000 shares subject to an option granted in 2001. Mr. Sawyer's option vests over two years at a rate of 50% per year. Represents 50,000 shares subject to options granted to each of Messrs. Popky and Duffy in 2001, which vest over two years at a rate of 50% per year.

         The following table sets forth as to each of the named executive officers (i) the number of shares of Common Stock acquired pursuant to options exercised and the number of shares underlying stock appreciation rights exercised during 2001, (ii) the aggregate dollar value realized upon the exercise of such options and stock appreciation rights, (iii) the total number of shares underlying exercisable and non-exercisable stock options and stock appreciation rights held on December 31, 2001 and (iv) the aggregate dollar value of in-the-money unexercised options and stock appreciation rights on December 31, 2001.

          AGGREGATED OPTION/SAR EXERCISES DURING LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                             Number of                         Number of Shares Underlying            Value of Unexercised
                          Shares Acquired                       Unexercised Options/SARs          In-the-Money Options/SARs at
                              Upon               Value             at Fiscal Year End                  Fiscal Year End(1)
                           Exercise of      Realized Upon     ----------------------------       ----------------------------
       Name                   Option           Exercise       Exercisable    Unexercisable       Exercisable    Unexercisable
       ----               ---------------   --------------    -----------    -------------       -----------    -------------
Robert J. Rutland               --                --            --/3,938           --/--             --/--           --/--

Hugh E. Sawyer                  --                --             --/--           500,000/--          --/--           --/--

Jack G. Gross                   --                --             --/--             --/--             --/--           --/--

Daniel H. Popky                 --                --          24,466/1,035        58,334/--          --/--           --/--

Thomas M. Duffy                 --                --          16,666/1,035        58,334/--          --/--           --/--

A. Mitchell Poole, Jr.          --                --             --/--           500,000/--          --/--           --/--

(1) In accordance with the Securities and Exchange Commission's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $2.02, the closing price of the Common Stock price reported on The New York Stock Exchange on December 31, 2001. No value is assigned to the options or stock appreciation rights because the exercise price for the options and stock appreciation rights is in excess of the fair market value of the underlying Common Stock on December 31, 2001.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         Robert Rutland entered into an employment agreement with the Company for a five year term ending in February 2005. Mr. Sawyer entered into an employment agreement with the Company for a five year term ending in June 2006. Messrs. Gross, Popky, and Duffy entered into employment agreements with the Company each for a one year term ending in December 2002. These agreements provide for compensation to the officers in the form of annual base salaries, plus percentage annual increases in subsequent years based upon either the Consumer Price Index, or such amount established by the Compensation Committee, and participation in Company bonus plans.

         Each of the employment agreements also provides that the officers will receive severance benefits if: (i) the officer's employment is terminated due to death or disability; (ii) the Company terminates the officer's employment other than for cause or elects not to extend the officer's employment beyond any initial or renewal term of the agreement, (iii) the officer terminates his employment with the Company as a result of a material change in the duties or responsibilities of the officer or a failure to be elected or appointed to the position held by him, (iv) the officer terminates his employment as a result of relocation of the officer, or requirement that the officer perform substantially all his duties, outside the metropolitan Atlanta, Georgia area,
(v) the Company commits any material breach of the agreement that remains uncured for thirty days following written notice thereof from the officer, (vi) a liquidation, dissolution, consolidation or merger of the Company (other than with an affiliated entity) occurs, (vii) within two years following a "change of control" with respect to the Company, the officer's employment agreement is terminated by the Company or the officer or not extended for any renewal term or (viii) a petition in bankruptcy is filed by or against the Company or the Company makes an assignment for the benefit of creditors or seeks appointment of a receiver or custodian for the Company.

         In addition, Mr. Sawyer's employment agreement provides for severance benefits if there is any material change by the Company to Mr. Sawyer's compensation other than as contemplated by the agreement, the Company fails to comply with its obligations in respect of payment of salary and bonus to Mr. Sawyer or Mr. Sawyer terminates his employment as a result of the failure of the Board of Directors to re-nominate Mr. Sawyer as a candidate for director or to appoint, elect or re-elect Mr. Sawyer as Chairman of the Board after Mr. Rutland ceases holding such office.

         The severance benefits payable with respect to each of Messrs. Rutland, Sawyer, Gross, Popky and Duffy include a cash payment equal to three times each of (i) his annual base salary for the year such termination occurs, plus (ii) his "bonus". For purposes of the preceding sentence, the term "bonus" includes, with respect to Messrs. Rutland, Gross, Popky and Duffy, an amount equal to (A) the greatest of (1) the average of each of the previous two (2) years' bonus payments under the Incentive Plan or other form of bonus plan, (2) the average of each of the previous two (2) years' "target bonus" amounts under the Incentive Plan or other form of bonus plan or (3) the amount of the "target bonus" for Messrs. Rutland, Gross, Popky and Duffy under the Incentive Plan or other form of bonus plan for the year in which their respective employment with the Company is terminated, plus (B) an amount equal to the dollar value of the restricted stock target or other form of equity award for each of them with respect to the most recent annual award of restricted stock or other equity award made under the LTI Plan. For Mr. Sawyer the term "bonus" includes an amount equal to (A) the greatest of the annual bonus actually paid to Mr. Sawyer in the preceding year, (2) the average of each of the previous two (2) years' annual bonus payments to Mr. Sawyer, or (3) if the termination follows following a "change of control," the target amount of his annual bonus for the year in which such termination occurs, plus (B) an amount equal to the dollar value of the restricted stock target for him with respect to the most recent annual award of restricted stock made under the LTI Plan. If Mr. Rutland is terminated other than pursuant to a "change of control" and there are more than three years remaining on the term of his employment agreement, he will be entitled to receive an amount equal to the number of years or partial years remaining on his employment agreement times each of the above items.
If Mr. Sawyer is terminated other than
pursuant to a "change of control" or a failure of the Board of Directors to nominate him for election to the Board or to elect him as Chairman of the Board.

         A "change of control" under the employment agreements of Messrs. Rutland, Sawyer, Gross, Popky and Duffy occurs (i) in the event of a merger, consolidation or reorganization of the Company following which the shareholders of the Company immediately prior to such reorganization, merger or consolidation own in the aggregate less than seventy percent (70%) of the outstanding shares of common stock of the surviving corporation, (ii) upon the sale, transfer or other disposition of all or substantially all of the assets or more than thirty percent (30%) of the then outstanding shares of common stock of the Company, other than as a result of a merger or other combination of the Company and an affiliate of the Company, (iii) upon the acquisition by any person of beneficial ownership (as defined in the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities or (iv) if the members of the Board of Directors who served as such on the date of the applicable employment agreement (or any successors approved by two-thirds (2/3) of such Board members) cease to constitute at least two-thirds (2/3) of the membership of the Board.

         The employment agreement between the Company and Mr. Poole was terminated in April 2001. Pursuant to the termination of employment of Mr. Poole, the Company agreed to pay Mr. Poole $510,200, over a 24 month period beginning in April, 2001, and to cover the cost of Mr. Poole's health insurance coverage under COBRA until the earlier of 12 months or until he obtains coverage through a subsequent employer.

         The maximum severance benefits that would have been due upon termination meeting the criteria for severance compensation under the employment agreements effective March 1, 2002 are approximately: $2,153,550 to Mr. Rutland, $3,300,000 to Mr. Sawyer, and $1,402,500 to Mr. Gross, $1,320,000
to Mr. Popky and $1,200,000 to Mr. Duffy. The Company is also required to provide to Messrs. Rutland, Sawyer, Gross, Popky and Duffy medical and hospitalization benefits and other benefits for defined periods following termination triggering severance benefits.

LONG-TERM INCENTIVE PLAN

         The Company's LTI Plan allows for the issuance of an aggregate of 1,500,000 shares of Common Stock. The LTI Plan authorizes the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares to eligible employees and directors, including each of the executive officers named herein, as determined by the LTI Plan. The LTI Plan was adopted and approved by the Board of Directors and shareholders in July 1993 and was amended in 2000 and amended and restated in 2001. On March 12, 2002, the Board of Directors approved an amendment to the LTI Plan to increase the number of shares that may be issued thereunder to 2,000,000 shares, which amendment will be submitted to the shareholders for approval at the annual meeting.

         The Compensation Committee selects those employees to whom awards are granted under the LTI Plan and determines the number of stock options, performance units, performance shares, shares of restricted stock, and stock appreciation rights granted pursuant to each award and prescribes the terms and conditions of each such award.

Nonqualified Stock Options

         The Board of Directors may grant non-qualified stock options under the LTI Plan. The Company granted non-qualified stock options to acquire an aggregate of 495,374 shares during 2001. These options become exercisable (i) after one year in 33% increments per year and expire ten years from the date of the grant as to 70,000 shares and (ii) after one year in 50% increments per year and expire ten years from the date of grant as to 425,374 shares. Non-qualified options to acquire 113,632 shares of Common Stock pursuant to the Plan were exercisable at December 31, 2001.

Restricted Stock Awards

         Effective December 19, 1996, the Board of Directors of the Company adopted the Allied Holdings, Inc. Restricted Stock Plan ("Restricted Stock Plan") pursuant to authority granted by the LTI Plan. The awards granted under the Restricted Stock Plan vest over five years, 20% per year commencing on the first anniversary of the date of grant. The Company did not grant any shares under the Restricted Stock Plan in 2001.

Incentive Stock Options

         During 2001, the Company granted incentive stock options to purchase 354,626 shares. These options become exercisable (i) after one year in 33% increments per year, and expire 10 years from the date of grant as to 180,000 shares, and (ii) after one year in 50% increments per year and expire 10 years from the date of grant as to 174,626 shares. Options which are granted pursuant to the incentive stock option provisions of the LTI Plan are intended to qualify as incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Options to acquire 33,332 shares of Common Stock pursuant to the LTI Plan were exercisable at December 31, 2001.

Stock Appreciation Rights

         The Board of Directors of the Company adopted the SAR Plan pursuant to the terms of the LTI Plan effective January 1, 1997. The purpose of the SAR Plan is to provide incentive compensation to certain management employees of the Company. Such incentive compensation shall be based upon the award of stock appreciation rights units, the value of which are related to the appreciation in fair market value of the Common Stock. All payments under the SAR Plan are made in cash. The Compensation Committee determines the applicable terms for each award under the SAR Plan. The Company did not grant SAR's in 2001. The SAR awards vest over 3 years and may be exercised only during the fourth year. The exercise price increases 6% per year.

RETIREMENT PLANS

         The Company maintains a tax qualified defined benefit pension plan (the "Retirement Plan"). The table set forth below illustrates the total combined estimated annual benefits payable under the Retirement Plan to eligible salaried employees for years of service assuming normal retirement at age 65.

Allied Defined Benefit Pension Plan

                                                           Years of Service
                      -------------------------------------------------------------------------------------------
Remuneration            10               15               20               25               30               35
------------          ------           ------           ------           ------           ------           ------
100,000               20,000           30,000           40,000           50,000           50,000           50,000

125,000               25,000           37,500           50,000           62,500           62,500           62,500

150,000               30,000           45,000           60,000           75,000           75,000           75,000

175,000               34,000           51,000           68,000           85,000           85,000           85,000

200,000               34,000           51,000           68,000           85,000           85,000           85,000

225,000               34,000           51,000           68,000           85,000           85,000           85,000

250,000               34,000           51,000           68,000           85,000           85,000           85,000

275,000               34,000           51,000           68,000           85,000           85,000           85,000

300,000               34,000           51,000           68,000           85,000           85,000           85,000

         The Retirement Plan uses average compensation, as defined by the Retirement Plan, paid to an employee by the plan sponsor during a plan year for computing benefits. Compensation includes bonuses and any amount contributed by a plan sponsor on behalf of an employee pursuant to a salary reduction agreement which is not includable in the gross income of the employee under Code Sections 125, 402(a)(8), or 402(h). However, compensation in excess of Code Section 401(a)(17) limit shall not be included. The limit under the Plan for 2001 is $170,000.

         The compensation covered by the Retirement Plan for each of Messrs. Rutland, Sawyer, Gross, Popky, Duffy and Poole is $170,000.

         The estimated years of credited service for each of the named executive officers as of December 31, 2001 is as follows:

                                                   Years of Credited Service
                 Name                                as of December 31, 2001
                 ----                              -------------------------
         Robert J. Rutland                                  37.7
         Hugh E. Sawyer                                      0.6
         Jack G. Gross                                       1.7
         Daniel H. Popky                                     7.0
         Thomas M. Duffy                                     3.6
         A. Mitchell Poole, Jr.                             13.7

         The benefits shown in the Pension Plan Table are payable in the form of a straight line annuity commencing at age 65. There is no reduction for social security benefits or other offset amounts.

         The Company amended the Retirement Plan effective April 30, 2002 in order to freeze the Retirement Plan. As a result of this amendment to the Retirement Plan, commencing April 30, 2002 participants do not accrue credit towards years of service, participants do not accrue credit for pay increases received, and new employees may not become participants in the Retirement Plan. However, vesting does continue to accrue after April 30, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
IN COMPENSATION DECISIONS

          David G. Bannister, William P. Benton and Robert R. Woodson served as members of the Compensation Committee during the year ended December 31, 2001. None of the members of the Compensation Committee has served as an officer of the Company, and none of the executive officers of the Company has served on the board of directors or the compensation committee of any entity that had officers who served on the Company's board of directors.

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return (stock price appreciation plus dividend) on the Company's Common Stock with the cumulative total return of The Nasdaq Stock Market (U. S. Companies) and of the Nasdaq Trucking and Transportation Companies for the period beginning December 31, 1996 through and including December 31, 2001. While the Company began trading on the New York Stock Exchange in March 1998, it believes that the NASDAQ Stock Market (U.S.) Index and the NASDAQ Trucking & Transportation Index are the appropriate indices for purposes of its Performance Graph.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
       AMONG ALLIED HOLDINGS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                 AND THE NADAQ TRUCKING & TRANSPORTATION INDEX


                              (PERFORMANCE GRAPH)

                                                                         CUMULATIVE TOTAL RETURN
                                          --------------------------------------------------------------------------------------
                                          12/96    3/97     6/97     9/97    12/97     3/98     6/98     9/98    12/98     3/99
ALLIED HOLDINGS, INC....................  100.00   84.38   139.06   268.75   239.06   250.00   263.28   168.75   179.69   119.53
NASDAQ STOCK MARKET (U.S.)..............  100.00   94.57   111.90   130.82   122.48   143.34   147.28   132.89   172.68   193.65
NASDAQ TRUCKING & TRANSPORTATION........  100.00   98.49   112.75   132.65   128.15   145.29   136.77    99.24   115.79   114.35

                                                                          CUMULATIVE TOTAL RETURN
                                          ---------------------------------------------------------------------------------------
                                           6/99     9/99    12/99     3/00     6/00     9/00    12/00     3/01     6/01     9/01
ALLIED HOLDINGS, INC....................  101.56    75.78    76.56    74.23    75.00    68.75    34.38    33.75    31.88    15.00
NASDAQ STOCK MARKET (U.S.)..............  211.83   217.11   320.89   360.25   313.24   288.25   193.01   144.08   169.81   117.81
NASDAQ TRUCKING & TRANSPORTATION........  139.73   113.26   111.53   128.26   106.53    97.90   101.38    98.38   119.53    92.56

                                           CUMULATIVE
                                          TOTAL RETURN
                                          ------------
                                             12/01
ALLIED HOLDINGS, INC....................     25.25
NASDAQ STOCK MARKET (U.S.)..............    153.15
NASDAQ TRUCKING & TRANSPORTATION........    119.99

           2. APPROVAL OF AN AMENDMENT TO INCREASE THE SHARES SUBJECT TO THE AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

         The shareholders are being asked to vote on a proposal to approve an amendment to increase the number of authorized shares of Common Stock which may be issued under the LTI Plan by an additional 500,000 shares, bringing the total number of shares of Common Stock issuable under the LTI Plan to 2,000,000. The LTI Plan, which was adopted by the Company in 1993, is intended to provide additional incentives to the officers and key employees of the Company and its subsidiaries and affiliates whose contributions are substantial and essential to the continued growth and success of the business of the Company. Approximately 950 employees are eligible to participate in the LTI Plan. The LTI Plan is also intended to motivate eligible officers and employees to perform their responsibilities in the best interests of the Company and to attract and retain competent, qualified and dedicated persons whose efforts will result in the long-term growth and profitability of the Company.

         The LTI Plan currently provides that 1,500,000 shares of the Common Stock of the Company may be issued pursuant to the various components of the LTI Plan, 300,000 of which have been set aside under the Company's Non-Qualified Stock Option Plan. On March 12, 2002, the Board of Directors approved an amendment to the LTI Plan to increase the number of shares issuable thereunder to 2,000,000. As of March 26, 2002, the Company had issued options and other grants providing the recipients with the right to acquire 1,381,622 shares of the Common Stock of the Company. The Board of Directors has determined that it is in the best interests of the Company to amend the LTI Plan in order to provide that an additional 500,000 shares of the Common Stock may be issued pursuant to the LTI Plan in order to further the intentions of the Plan. The additional shares represent 6.0% of the Common Stock issued and outstanding as of March 26, 2002. The number of shares available under the LTI Plan is subject to adjustments in the event of any stock split, exchange, reclassification or other change in the shares of Common Stock. The Board of Directors approved the amended and restated form of the LTI Plan in 2001.

PRINCIPAL FEATURES OF THE LTI PLAN

         The LTI Plan provides for granting of five types of awards on a stand alone, combination, or tandem basis. Under the LTI Plan, the Company may grant non-qualified stock options, incentive stock options, restricted shares, stock appreciation rights, and performance awards.

         ADMINISTRATION. The terms of the LTI Plan requires administration by the Board of Directors or a committee appointed by the Board of Directors. Currently, the Compensation Committee (the "Committee") administers the LTI Plan. The Committee is authorized to, among other things,

         - determine the participants who will be granted options and other awards under the LTI Plan;
         - determine the terms and conditions of each participant's award agreement;
         - establish the exercise price and other provisions of each option award;
         - state the time and transfer restrictions for each award of restricted shares;
         - establish performance goals and performance periods and maximum values applicable to performance awards;

         - construe and interpret the LTI Plan and awards granted thereunder; and
         - perform all such acts it deems necessary or advisable to administer the LTI Plan.

         ELIGIBILITY. All officers or other key employees of the Company or its subsidiaries who are designated by the Committee are eligible to participate in the LTI Plan. Directors who are not employees are also entitled to participate in the LTI Plan.

         LIMITATIONS ON TRANSFER. No option or award granted under the LTI Plan may be transferred by an optionee except by will or by the laws of descent and distribution. Restricted shares are not transferable until the restriction period expires.

         TERMINATION AND AMENDMENT. The Board of Directors may at any time terminate the LTI Plan and may at any time amend or modify the LTI Plan in any respect, except as provided below. No amendment, modification, or termination or any option or award thereunder may in any manner adversely affect the rights of any participant without the consent of the participant or alter the LTI Plan provisions triggered by a "change in control" discussed below. Additionally, the Board may not, without the approval of the Company's shareholders,

         - increase the number of shares authorized for issuance under the LTI Plan; or
         - affect any other change that requires the approval of the shareholders under applicable law or regulation.

         Unless terminated sooner by action of the Board of Directors, the LTI Plan shall terminate on the tenth (10th) anniversary of the date of its adoption in July 1993. Options and awards outstanding upon termination of the plan shall continue in effect in accordance with their terms.

         ADJUSTMENTS. The limitations with respect to the number of shares that may be granted pursuant to awards under the LTI Plan are subject to adjustment by the Committee in the event of a stock split, stock or other dividend, combination or exchange of shares, exchange for other securities, reclassification, recapitalization, reorganization, merger, consolidation, spin-off, split-up, public offering, private placement or other similar change in the Company's shares.

         CHANGE IN CONTROL. If a "change in control" occurs as determined under the LTI Plan, the following will occur with respect to all awards outstanding under the LTI Plan:

         - Participants shall receive a prorata portion of the cash that would have been payable pursuant to any performance awards during the applicable performance period as if the performance goals were achieved and shall receive cash payments equal to their account balances in the performance sharing bank established pursuant to the LTI Plan;

         - Any performance goals to which performance shares are subject will be deemed satisfied and all performance shares shall convert to restricted stock;

         - All restrictions on any shares of restricted stock, including restricted shares attributable to performance shares, shall immediately lapse and all such shares shall immediately vest;

         - All other awards (including options and stock appreciation rights) granted under the LTI Plan will become immediately exercisable or vested, and options may be surrendered to the Company in exchange for a cash payment equal to the excess of the value of the share subject to the option over the exercise price; and

         -        In the event a participant may be subject to liability under
                  Section 16(b) of the Securities Exchange Act of 1934, as amended, for options or awards granted less than 6 months prior to a change in control, the participant's options may be surrendered and his or her awards exercised during the 60 day period after the date that is 6 months from the date of grant.

         For purposes of the LTI Plan, a "change in control" refers to the acquisition by any person of beneficial ownership of 20% or more of the Company's outstanding voting securities, a change in composition of two-thirds of the Board of Directors without a vote of the incumbent board, shareholder approval of a merger or consolidation following which the Company's shareholders do not own more than 70% of the combined entity, or the liquidation or dissolution of the Company.

         STOCK OPTIONS. A stock option award grants to the optionee the right to buy a specified number of shares of Common Stock of the Company at a fixed price during a specified time, and subject to other terms and conditions as the Committee may determine. Incentive stock options are intended to be treated as such within the meaning of Section 422 of the Code. All stock options that do not qualify as incentive stock options are non-qualified stock options and do not have the special income tax advantages associated with incentive stock options.

         Exercise Price. The exercise price of all options is determined by the Committee at the time of grant, but the exercise price of any stock option may not be less than 100% of the fair market value of the underlying stock on the date of grant, or 110% in the case of an incentive stock option granted to a holder of 10% or more of the Company's voting stock.

         Exercise. Each option may be exercised in whole, at any time, or in part, from time to time, within the period for exercise set forth in the related option agreement. No option is exercisable more than ten (10) years after the date of grant (or five (5) years in the case of an incentive stock option granted to a holder of 10% or more of the Company's voting stock). Each option becomes exercisable in such installments and in such times as may be designated by the Committee and set forth in the applicable agreement. The exercise price is payable at the Committee's discretion as follows:

         -        in cash;
         -        by check;
         - in shares of common stock of the same class of stock that is being purchased; or
         -        by a combination of cash and stock.

         RESTRICTED SHARES. A grant of restricted shares under the LTI Plan is an award of shares of Common Stock of the Company that are subject to restrictions on transfer, or on other incidents of ownership, for the periods of time as the Committee may determine. Certificates representing restricted shares are delivered to the recipient upon the lapse of the restrictions. During the period of restriction, the beneficial owner of the restricted shares cannot transfer those shares. The Committee may determine the right of beneficial owner to vote his restricted shares and to retain cash dividends that may be paid on such shares during the time of the restriction.

         PERFORMANCE AWARDS. A performance award is a right granted to an employee to receive cash or restricted shares of Common Stock of the Company.

This compensation is based on the satisfaction of performance goals during the applicable performance period. The Committee determines the performance period and performance goals. The Committee bases the performance goals on one or more objective factors, including increases in earnings per share, pre-tax profits, net earnings or net worth, return on equity or assets, or any combination of the foregoing or, subject to shareholder ratification, any other standard deemed appropriate by the Committee. These performance goals may be different for individual participants and may be based, in whole or in part, on the performance of a division, department, line of business or subsidiary of the Company or the performance of the Company as a whole.

         Performance Shares. The Committee may grant awards of performance shares, which shall be payable as restricted shares if the performance goals for the applicable performance period are satisfied. The Committee may also provide for partial payment of performance shares if such goals are not satisfied. Generally, to be entitled to receive performance shares, an employee must remain in the employment of the Company or its subsidiaries through the end of the performance period. Performance shares which become restricted shares pursuant to completion or partial completion of a performance goal are subject to all rules of the LTI Plan for restricted shares. Agreements evidencing awards of performance shares may contain other restrictions and conditions determined by the Committee based on terms and conditions in addition to satisfaction of the performance goals.

         Cash Award. The Committee may also grant cash awards payable from a performance sharing bank (i.e., a record of account maintained by the Company) if the performance goals for the applicable performance period are satisfied. The Committee may also provide for partial payment of cash award if such performance goals are not satisfied. After the end of a performance period, a cash award is added to the account of an employee in the performance sharing bank if the specific performance goals have been satisfied. In addition, as soon as administratively practicable after the last day of each performance period, the Company shall pay in cash to the employee one-third of the employee's account in the performance sharing bank, regardless of whether the performance goals for the current period are satisfied. The Committee may establish the terms and conditions applicable to a grant of cash awards upon the termination of the employee's employment. If a participant's employment is terminated during a performance period involuntarily without cause, or due to death or disability, and a cash award would have been paid to the participants account if such employee had remained employed throughout the entire performance period, then the Company shall credit such employee's account equal to the amount which would have been credited had such employee been employed for the entire performance period, prorated to reflect the number of days actually employed. In no event shall an employee's combined vested restricted shares resulting from performance share awards and cash awards payable from the performance sharing bank for any calendar year exceed $1 million dollars and any excess amount shall be carried forward to the next calendar year for payment.

         STOCK-APPRECIATION RIGHTS. Stock appreciation rights, also known as SARs, may be granted in tandem with a stock option or may be unrelated to a stock option. SARs will vest and become exercisable at a rate determined by the Committee, and will remain exercisable for such period as specified by the Committee. In no event may a SAR that is unrelated to a stock option have a term greater than ten (10) years, and all SAR's granted in tandem with an option will have a term equal to that of the option. SARs entitle holders to receive from the Company an amount equal to the excess of the fair market value of a share of common stock on the exercise of the SAR over the fair market value of a share of common stock on the date of grant. The

Committee will determine in its sole discretion whether a SAR will be settled in cash, common stock or a combination thereof.

DESCRIPTION OF THE PROPOSED AMENDMENT

         The amendment to the LTI Plan is an increase in the number of shares of Company Common Stock available for issuance. The LTI Plan currently provides that the maximum number of shares of Company Common Stock that may be issued is 1,500,000. The amendment would increase this amount to 2,000,000 shares, and 291,522 shares have been issued under the LTI Plan as of December 31, 2001 and are included in the number of shares outstanding. There were 1,020,300 options outstanding and 188,178 shares were available for issuance under the LTI Plan at December 31, 2001. The total number of shares of Common Stock issuable pursuant to options outstanding at December 31 2001, together with the number of shares of Common Stock issuable pursuant to options available for future grant, including the proposed amendment, would equal 20.6% of the Company's outstanding Common Stock as of March 26, 2002.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF GRANTS UNDER THE LTI PLAN

         NONQUALIFIED STOCK OPTIONS. For federal income tax purposes, no income is recognized by a participant upon the grant of a nonqualified stock option under the LTI Plan. Upon the exercise of a nonqualified stock option, however, compensation taxable as ordinary income will be realized by the participant in an amount equal to the excess of the fair market value of a share of Company Common Stock, on the date of such exercise, over the exercise price. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between: (i) the exercise price, increased by any compensation reported upon the participant's exercise of the option, and (ii) the amount realized on such sale or exchange. Such gain or loss will be capital in nature if the shares were held as a capital asset. See "Maximum Capital Gains Rates" below.

         The Company generally is entitled to a deduction (subject to the other deduction limitation provisions of the Code) for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of an option.

         INCENTIVE STOCK OPTIONS. Generally, for federal income tax purposes, no income is recognized by the participant upon the grant or exercise of an incentive stock option. If shares of Company Common Stock are issued to a participant pursuant to the exercise of an incentive stock option granted under the LTI Plan, and no "disqualifying" disposition of such shares is made by such participant within two years after the date of grant of the option or within one year after the transfer of such shares to the participant, then (a) upon sale of such shares, any amount realized in excess of the option price will be taxed to such participant as a capital gain (see "Maximum Capital Gains Rates" below) and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.

         If shares of Company Common Stock, acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-years-from-grant/one-year-from-transfer holding period (i.e. a "disqualifying disposition"), generally (a) the participant will realize ordinary income in the year of disposition in the amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount (subject to the other deduction limitation provisions of the Code). Any further gain or loss realized will be taxed as capital gain or loss, which will be taxed at rates which depend on how long such shares were held (see "Maximum Capital Gains Rates" below), and will not result in any deduction by the Company. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option is treated as a nonqualified stock option.

         RESTRICTED SHARES; PERFORMANCE AWARDS. Awards of restricted shares generally will not result in taxable income to the employee for federal income tax purposes at the time of the grant. A recipient of restricted shares generally will receive compensation subject to tax at ordinary income rates on the fair market value of the shares at the time the restricted shares are no longer subject to forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the restricted shares as if such shares were unrestricted and could be sold immediately. If the restricted shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares after the forfeiture period has expired, the recipient's holding period for purposes of calculating the tax on capital gains and losses begins when the restriction period expires, and the tax basis will be equal to the fair market value of the restricted shares on the date the restriction period expires. However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the restricted shares on the date of the grant as if such shares were then unrestricted and could be sold immediately.

         A performance award generally will not result in taxable income to the employee for federal income tax purposes at the time of grant. A recipient of a performance award generally will be subject to tax at the same time and in the same manner as applicable to recipients of restricted shares as described above.

         The Company is generally entitled to a deduction (subject to the deduction limitation provisions of the Code) for compensation paid to a participant in the same amount and at the same time as the participant is considered to have realized compensation with respect to restricted shares or a performance award.

         MAXIMUM CAPITAL GAINS RATES. Capital gains recognized by recipients generally will be subject to a maximum federal income tax rate of 20% if the shares sold or exchanged are held for more than 12 months. However, if the holding period of shares begins after December 31, 2000, and such shares are held for more than 5 years, the maximum capital gains rate for federal income tax purposes for recipients on the sale or exchange of such shares generally will be 18%. If an option was held on or before December 31, 2000, then shares acquired pursuant to an exercise of that option will not qualify for such 18% maximum rate, regardless of when such shares are acquired.

         LIMITS ON DEDUCTIONS

         Under Section 162(m) of the Code, the amount of compensation paid to the Chief Executive Officer and the four other most highly paid executive officers of the Company in the year for which a deduction is claimed by the Company (including its subsidiaries) is limited to $1 million per person, except that compensation that is performance-based will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. The ability of the Company to claim a deduction for compensation paid to any other executive officer or employee of the Company (including its subsidiaries) is not affected by this provision.

         Awards under the LTI Plan for which the Company may otherwise claim a deduction will be subject to the limitations on deductibility in Section 162(m) of the Code. The Committee will take into account the deductibility of awards under Section 162 (m) of the Code in determining the awards to be granted under the LTI Plan.

                               ESTIMATED BENEFITS

         The following table illustrates estimated benefits under the LTI Plan. Awards under the LTI Plan are discretionary and are based on a variety of factors. Accordingly, future awards under the LTI Plan are not determinable at this time. However, the awards set forth in the following table represent awards granted under the LTI Plan during 2001 to certain individuals.

                               ESTIMATED BENEFITS

                                                                         LTI PLAN
                                                          -----------------------------------
NAME AND POSITION                                         NUMBER OF SHARES     EXERCISE PRICE
-----------------                                         ----------------     --------------
Robert J. Rutland ................................                 --               --

Hugh E. Sawyer ...................................            500,000            $2.68

John G. Gross ....................................                 --               --

Daniel H. Popky ..................................             50,000             2.77

Thomas M. Duffy ..................................             50,000             2.77

A. Mitchell Poole, Jr ............................                 --               --

Executive Group(1) ...............................            780,000               (2)

Non-Executive Group(2) ...........................             70,000               (2)

Non-Executive Officer Employee Group .............                 --               --

(1)      Includes 160,000 awarded to executive officers not listed above.
(2)      Exercise prices range from $1.80 to $2.35 per share.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE LTI PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE LTI PLAN BY 500,000 SHARES.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP served as independent public accountants of the Company from 1980 through 2001. On April 2, 2002, the Company dismissed Arthur Andersen LLP pursuant to the direction of the Company's Audit Committee and Board of Directors. The Company has been advised by Arthur Andersen LLP that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

         The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP to serve as independent public accountants of the Company for the fiscal year ending December 31, 2002. KPMG LLP is considered by the Company to be well qualified. KPMG LLP was appointed effective as of April 2, 2002.

         Arthur Andersen's reports on the Company's consolidated financial statements for each of the years December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, which disagreements, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports.

         None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of the Company ended December 31, 2001, or during any subsequent interim period through April 2, 2002 (the date the Company filed a Current Report on Form 8-K disclosing its decision to no longer engage Arthur Andersen).

         During the Company's two most recent fiscal years ended December 31, 2001 and through April 2, 2002, the Company did not consult with KPMG LLP with respect to the application of accounting principles to a specified transaction or regarding any of the other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

         Representatives of KPMG LLP and Arthur Andersen LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions. Approval of the Company's accounting firm is not a matter required to be submitted to the shareholders.

         The Board of Directors, in its sole discretion, may direct the appointment of new independent public accountants at any time during the 2002 fiscal year if the Board of Directors believes that such a change would be in the best interests of the Company.

AUDIT FEES

         The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2001 and the reviews of the financial statements included in the Company's Form 10-Q for such fiscal year were $263,500.

ALL OTHER FEES

         The aggregate fees billed by Arthur Andersen LLP for professional services rendered other than as stated under the caption "Audit Fees" above were $847,609. The Audit Committee considers the provision of these services, primarily income tax compliance and consulting and internal audit services, to be compatible with maintaining the independence of Arthur Andersen LLP.

         The Company expects representatives of KPMG LLP and Arthur Andersen LLP to be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

         The 2003 Annual Meeting of Shareholders is anticipated to be held in May 2003. Under the Company's Bylaws, any nominations for the Board of Directors and any proposal that a shareholder intends to present at the 2003 Annual Meeting must be received at 160 Clairemont Avenue, Suite 200, Decatur, Georgia 30030 addressed to the attention of Hugh E. Sawyer, President and Chief Executive Officer, not later than 60 days prior to the scheduled date of the 2003 Annual Meeting; provided, that if notice or prior public disclosure of the scheduled date of the 2003 Annual Meeting is given less than 60 days prior to the scheduled date, any nominations for the Board of Directors must be received not later than the tenth day after the date of the earlier of either notice of the meeting date or prior public disclosure of the meeting date. Nominations for the Board of Directors must also include information regarding the nominee and the person nominating as required by the Company's Bylaws.

         Under the Securities and Exchange Commission's Rule 14a-8, in order for any shareholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy for the 2003 Annual Meeting, it must be received at the Company's principal executive offices on or prior to January 22, 2003. However, if the 2003 Annual Meeting is held on a date more than 30 days before or after May 22, 2003, any shareholder who wishes to have a proposal included in the Company's proxy statement for such meeting must submit the proposal to the Company within a reasonable period of time before the Company begins to print and mail its proxy materials.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and The New York Stock Exchange. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms and written representations furnished to the Company, the Company believes that during the 2001 fiscal year its officers, directors and 10% shareholders complied with all applicable filing requirements.

                                 OTHER MATTERS

         Action will be taken on whatever other matters may properly come before the meeting. Management of the Company is not aware of any other business matters to be considered at the annual meeting except the Report of Management and presentation of financial statements. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote all proxies with respect to such matters in accordance with the recommendations of management of the Company.

         No director has informed the Company that he intends to oppose any recommended action as specified in this Proxy Statement. With the exception of election to office, no director or officer has a substantial interest in any matter to be acted upon.

         Management of the Company urges you to promptly complete the proxy whether or not you expect to be present at the meeting. You may complete the proxy by (i) signing and returning the enclosed proxy in the envelope provided,
(ii) voting by telephone using the telephone number on the proxy, or (iii) voting by internet using the website on the proxy. IF YOU DO ATTEND, YOU MAY THEN WITHDRAW YOUR PROXY.

         UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO DANIEL H. POPKY, 160 CLAIREMONT AVENUE, SUITE 200, DECATUR, GEORGIA 30030, A COPY OF THE COMPANY'S 2001 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS), INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WILL BE PROVIDED FREE OF CHARGE. EXHIBITS TO FORM 10-K WILL BE PROVIDED UPON REQUEST AND PAYMENT OF REASONABLE COST, IF ANY, OF REPRODUCTION AND DELIVERY.

                                                                     APPENDIX A

                             ALLIED HOLDINGS, INC.

                            AUDIT COMMITTEE CHARTER

MISSION

The primary functions of the Audit Committee are to recommend the appointment of the independent accountants and review with them their report on the financial reports of the corporation; to review the adequacy of the system of internal controls and compliance with material policies and laws, including the company's code of conduct; and to provide a direct channel of communication to the board for the independent accountants and internal auditors and, when needed, finance officers and general counsel.

MEMBERSHIP AND STRUCTURE

         - The Audit Committee shall consist of not less than three independent directors, free from any relationship that would interfere with the exercise of his/her independent judgement. Disclosure will be made in the proxy statement that the Audit Committee members are independent.
         - Each of the members of the Audit Committee should be financially literate and at least one member must have accounting expertise.
         - One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the Chief Executive Officer, Chief Financial Officer, the General Counsel of the Company, the lead independent audit partner and the director of Internal Audit.
         -        The Audit Committee shall meet at least two times each year.
                  In addition, the Audit Committee, or at least its Chairperson shall communicate with management and the independent auditors quarterly to review the company's financial statements and significant findings based on the auditor's limited review procedures, before the company files quarterly reports with the Securities and Exchange Commission (the "Commission").

DUTIES AND RESPONSIBILITIES

         - Recommend the external auditing firm for appointment by the board. The Board of Directors and Audit Committee have the authority and responsibility to select, evaluate and replace the independent auditor. The outside auditor is ultimately accountable to the Board of Directors and the Audit Committee of the company.
         - Review the independence of the external auditing firm including the scope of other professional services performed, or to be performed, by the external auditing firm, and consider the possible effect that these services could have on the independence of such accountant. The Audit Committee is responsible for ensuring that the outside auditor periodically submits to the Audit Committee a formal written statement delineating all relationships between the auditor and the corporation, for actively engaging in dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor, and for recommending that the Board of Directors take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.
         - Discuss with the external auditor the results of its audits, including the auditor's judgment about the quality, and not just the acceptability under Generally Accepted Accounting Principles, of the company's accounting principles as applied in its financial reporting.
         - Review with management and the external auditor all significant issues concerning litigation, contingencies, claims, or assessments and all material accounting issues that require disclosure in the financial statements. This review includes a discussion of recent FASB or other regulatory agency pronouncements that have a material impact on the organization.
         - Discuss with the Company's general counsel any legal matters that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.
         - Review management's evaluation of the adequacy of the Company's internal control structure and the extent to which major recommendations made by the external auditors and the internal auditors have been implemented.
         - Review the services provided by the internal auditing functions, including:
                  - The planned scope for the internal audit program, its objectives, and the staff required to attain these objectives.
                  - The report which details the activities of the internal auditing department of the preceding period.
                  - The working relationship between the internal auditing department and external auditors.
                  -        Annual approval of the Internal Audit Charter.
         -        Monitor compliance with the Company's Code of Conduct.
         - Direct and supervise an investigation into any matter as deemed necessary to discharge its duties and responsibilities.
         - Provide a report of Audit Committee activities to the board at regular intervals.
         - Review the Audit Committee charter annually and recommend modifications to the board as needed. This charter will be approved by the Board of Directors. Disclosure will be made in the company's proxy statement for its annual meeting of shareholders that the Audit

                  Committee has adopted the charter. Every three years the charter will be disclosed in the proxy statement.
         - The Audit Committee will draft a letter annually to be included in the company's proxy statement stating whether the Audit Committee has:
         1) Reviewed and discussed the audited financial statements with management.
         2) Discussed with the independent auditors the matters required to be discussed by statement on Auditing Standards No. 61.
         3) Received from the auditors and reviewed a formal written statement regarding the auditor's independence required by Independence Standards No. 1, and discussed with the auditors their independence.
         4) Recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10K for the last fiscal year for filing with the Commission.

                                     OTHER

- In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors.

- The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

                                  DETACH HERE


                                     PROXY

                             ALLIED HOLDINGS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   The undersigned hereby acknowledges receipt of the notice of the annual meeting of the shareholders of Allied Holdings, Inc. (the "Company") to be held on May 22, 2002 at 10:00 a.m., local time, at the Conference Center, Decatur Holiday Inn, 130 Clairemont Avenue, Decatur, Georgia 30030 ("Annual Meeting"), and the Proxy Statement attached thereto, and does hereby appoint Robert J. Rutland and Hugh E. Sawyer, and each or either of them (with full power to act alone), the true and lawful attorney(s) of the undersigned with power of substitution, for and in the name of the undersigned, to represent and vote, as designated below, all of the shares of no par value common stock of the Company which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment or adjournments thereof.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL NUMBER 1, FOR PROPOSAL NUMBER 2 AND UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER. THIS PROXY MAY BE REVOKED BY ATTENDING THE MEETING AND VOTING IN PERSON, OR BY SUBMITTING A SUBSEQUENT PROXY WITH THE SECRETARY OF THE COMPANY PRIOR TO OR AT THE TIME OF THE MEETING.


-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
    SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE
-----------                                                          -----------

ALLIED HOLDINGS, INC.
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940


VOTE BY TELEPHONE
-----------------

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).


Follow these four easy steps:

1.  Read the accompanying Proxy Statement and Proxy Card.

2.  Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

3.  Enter your Voter Control Number located on your Proxy Card above your name.

4.  Follow the recorded instructions.

Your vote is important!
Call 1-877-PRX-VOTE anytime!


VOTE BY INTERNET
----------------

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.  Read the accompanying Proxy Statement and Proxy Card.

2.  Go to the Website http://www.eproxyvote.com/ahi

3.  Enter your Voter Control Number located on your Proxy Card above your name.

4.  Follow the recorded instructions.

Your vote is important!
Go to http://www.eproxyvote.com/ahi anytime!


Do not return your Proxy Card if you are voting by Telephone or Internet





                                  DETACH HERE                             ZALHC1



    Please Mark
[X] votes as in
    this example.

1.  Election of Directors.

    For Three-Year Terms Expiring Annual Meeting 2005:
    Nominees:  (01) Guy W. Rutland, III, (02) Robert R. Woodson and
    (03) J. Leland Strange.

        FOR ALL                                                      WITHHELD
       NOMINEES,     [ ]                                       [ ]     FROM
       except as                                                       ALL
    indicated below                                                  NOMINEES


                                                                     MARK HERE
                                                                     FOR ADDRESS
    [ ]                                                        [ ]   CHANGE AND
       --------------------------------------------------            NOTE BELOW
    Instructions: To withhold authority to vote for any
    individual nominee(s) write that nominee's name on
    the space provided above.


                                                FOR       AGAINST   ABSTAIN
2.  Proposal to amend the Company's Amended     [ ]         [ ]       [ ]
    and Restated Long Term Incentive Plan to
    Increase the number of shares subject to
    the Plan by 500,000.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

I hereby revoke all proxies by me heretofore given for any meeting of the shareholders of the Company.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

Please sign your proxy exactly as your name appears at left. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in a partnership name by authorized person. WHEN SHARES ARE HELD BY JOINT TENANTS, OR IN THE NAME OF TWO OR MORE PERSONS, ALL SHOULD SIGN.

Signature:                      Date:            Signature:                      Date:
          --------------------       ----------            --------------------       ----------